UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

CENTRAL PLAINS BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

Stilwell Activist Investments, L.P. Stilwell Activist Fund, L.P. Stilwell Partners, L.P. Stilwell Value LLC Joseph Stilwell
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Joseph Stilwell and certain affiliated entities (collectively, “Stilwell”), together with the other participants named herein, have filed a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for a business proposal at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Central Plains Bancshares, Inc., a Maryland corporation (the “Company”).

On July 14, 2026, Stilwell mailed the following letter to the Company’s stockholders:

Stilwell Activist Investments, L.P.

111 BROADWAY • 12TH FLOOR

NEW YORK, NY 10006

(787) 985-2194

INFO@STILWELLGROUP.COM

July 14, 2026

Dear Fellow CPBI Owner,

During the past fiscal year, our Company repurchased only 43,1831 of its shares despite trading below book value for the entire year.2 During the same period of time, 1,111,920 shares were traded on the stock exchange.3 In other words, our Company missed out on 96.1% of the shares that were traded during the year.

We were in touch with management during the last year (and for part of the previous year) encouraging the Company to repurchase as many of CPBI’s shares as possible. Despite their professed willingness, professed desire, and professed intention to repurchase a substantial number of CPBI’s shares, they failed to do so (as you can see from the above figures).

Our Company has substantial excess capital. Nothing would have been more accretive to shareholder value than repurchasing a substantial quantity of its shares.4 On several occasions, we offered to help management structure the share repurchases in a way that would have helped the Company repurchase the shares that management said they wanted to repurchase. They failed to do so (as you can see from the above figures).

Respectfully,

Megan Parisi

(787) 985-2194

mparisi@stilwellgroup.com

1 CPBI's Form 10-K filed on June 18, 2026, p. 55, Consolidated Statements of Stockholders' Equity, Stock Purchased and Retired: 43,183.

2 Book value per share (calculated as total stockholders' equity divided by shares outstanding at each reporting date) was $20.04 as of June 30, 2025 (~$84.6M ÷ 4,223,278 shares per Form 10-Q filed on August 12, 2025); $20.44 as of September 30, 2025 (~$86.2M ÷ 4,217,338 shares per Form 10-Q filed on November 13, 2025); $20.87 as of December 31, 2025 (~$87.8M ÷ 4,205,255 shares per Form 10-Q filed on February 11, 2026); and $21.21 as of March 31, 2026 (~$88.9M ÷ 4,196,359 shares per Form 10-K filed on June 18, 2026). Share price data for fiscal year 2026 per Yahoo Finance.

3 Total trading volume of CPBI shares (listed on NasdaqCM) per S&P Global Market Intelligence, fiscal year April 1, 2025–March 31, 2026.

4 During fiscal year 2026, CPBI shares traded at an average price of $15.97 per share (Yahoo Finance, CPBI historical prices, fiscal year April 1, 2025–March 31, 2026). CPBI book value per share was approximately $19.78 as of fiscal year-end (March 31) 2025 (~$83.3M ÷ 4,211,689 shares outstanding per CPBI's Form 10-K filed on June 26, 2025). Repurchasing and retiring 419,636 CPBI shares (10% of CPBI shares outstanding on March 31, 2026) at the annual average price per share for fiscal year 2026 would have cost approximately $6.7M, reducing March 31, 2026 book value of equity to approximately $82.3M. This would result in an ending CPBI book value per share of approximately $21.79 (~$82.3M ÷ 3,776,723 shares) and annual accretion of approximately 10.1% for remaining stockholders.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

STILWELL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ ANY PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF PROXY MATERIALS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are currently anticipated to be Stilwell Activist Investments, L.P., a Delaware limited partnership (“Stilwell Activist Investments”), Stilwell Activist Fund, L.P., a Delaware limited partnership (“Stilwell Activist Fund”), Stilwell Partners, L.P., a Delaware limited partnership (“Stilwell Partners”), Stilwell Value LLC, a Delaware limited liability company and Joseph Stilwell.

As of the date hereof, Stilwell Activist Investments directly owns 331,969 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), including 250,000 shares held in record name. As of the date hereof, Stilwell Activist Fund directly owns 54,905 shares of Common Stock. As of the date hereof, Stilwell Partners directly owns 20,000 shares of Common Stock. Stilwell Value LLC, as the general partner of each of Stilwell Activist Investments, Stilwell Activist Fund, and Stilwell Partners, may be deemed to beneficially own the 406,874 shares of Common Stock owned directly by Stilwell Activist Investments, Stilwell Activist Fund, and Stilwell Partners. Mr. Stilwell, as the managing member and sole owner of Stilwell Value LLC, may be deemed to beneficially own the 406,874 shares of Common Stock owned directly by Stilwell Activist Investments, Stilwell Activist Fund, and Stilwell Partners.